Exhibit 5.1

Opinion of Katten Muchin Rosenman LLP, the legal counsel to the Company.

December 13, 2007

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, Pennsylvania 19341

Ladies and Gentlemen:

We have acted as counsel to Kensey Nash Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale by the Company of up to an additional 350,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to the Sixth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

I.	The Certificate of Incorporation of the Company, as amended;

II.	The By-laws of the Company, as amended;

III.	Records of proceedings and actions of the Board of Directors and the stockholders of the Company relating to the Plan;

IV.	The Plan and a form option agreement under the Plan; and

V.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares will have been duly executed and delivered by the Company and the recipient of the Shares, (ii) the Board of Directors of the Company or its compensation committee will have approved the issuance of specific awards of the Shares, and (iii) to the extent applicable, the cash consideration payable to the Company in connection with the issuance of the Shares will not be less than the par value of the Common Stock.

Based upon and subject to the foregoing, it is our opinion that, when the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Plan and the relevant award agreements, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP